                                                                    Exhibit 99.1


PURINA MILLS, INC.


1401 South Hanley Road
St. Louis, MO  63144  USA
Tel (314) 768-4100; Fax (314) 768-4470


FOR IMMEDIATE RELEASE

                                                       Contact: Darrell D. Swank
                                                       Executive Vice President,
                                           Chief Financial Officer and Secretary
                                                              Purina Mills, Inc.
                                                                  (314) 768-4100


PURINA MILLS ANNOUNCES AMENDMENT TO STOCKHOLDER RIGHTS PLAN

St. Louis, MO--December 4, 2000--Purina Mills, Inc. (Nasdaq: PMIL) announced today that its Board of Directors has amended Purina Mills' stockholder rights agreement. The amendment allows GSCP Recovery, Inc., Purina Mills' largest stockholder, to acquire up to an additional 10% of Purina Mills' common stock in excess of the percentage of common stock acquired by GSCP Recovery as a result of distributions under Purina Mills' bankruptcy plan without being deemed to be an Acquiring Person pursuant to the rights agreement. The amendment also raises the percentage threshold at which other persons would be deemed to be an Acquiring Person under the rights agreement from 15% to 25%.

Purina Mills is a market leader in the United States in developing, manufacturing, and marketing differentiated animal nutrition products and programs for dairy cattle, beef cattle, hogs, and horses. Purina Mills also develops, manufactures and sells poultry feeds as well as specialty feeds for rabbits, zoo animals, laboratory animals, birds, fish and companion animals.

Purina Mills is America's largest producer and marketer of animal nutrition products. Based in St. Louis, Missouri, the Company has 49 plants and approximately 2500 employees nationwide. Purina Mills is permitted under a perpetual, royalty-free license agreement from Ralston Purina Company to use the trademarks "Purina" and the nine-square Checkerboard logo. Purina Mills is not affiliated with Ralston Purina Company, which distributes Purina Dog Chow brand and Purina Cat Chow brand pet foods.

Purina Mills is not affiliated with Cargill Inc. or Agribrands
International Inc.

                                      # # #